EXHIBIT 99

For Immediate Release December 9, 2010	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Announces Move to NASDAQ Global Select Market

Company’s Ticker Symbol to Remain “HAS”

Pawtucket, RI (December 9, 2010) – Hasbro, Inc. (NYSE: HAS) today announced that it will voluntarily transfer its stock exchange listing from The New York Stock Exchange to The NASDAQ Global Select Market, an exchange of The NASDAQ OMX Group Inc. (NASDAQ: NDAQ).  The Company expects trading to commence on the NASDAQ on December 21, 2010, and Hasbro stock will continue to be listed under the ticker symbol “HAS”.

“The decision to transfer our stock listing reflects our strategy of re-imagining our business to maximize value for our shareholders,” said Deb Thomas, Hasbro’s Chief Financial Officer.  “The NASDAQ and its listed companies are indicative of the innovation and forward-thinking Hasbro prides itself on.  We are confident that the technology platforms, services and support of NASDAQ will best support Hasbro’s continued growth as a branded play company.”

"NASDAQ OMX is proud to welcome such an imaginative and innovative company such as Hasbro to our exchange,” said Bruce Aust, Executive Vice President, Global Corporate Client Group, NASDAQ OMX.  “The company has an in-depth understanding of how to develop innovative, versatile and immersive entertainment experiences across all of its world class brands.  Hasbro’s on-going focus on re-imagining, re-inventing and re-igniting these brands ensures that they will be right at home with all the other dynamic, forward-thinking companies that chose to list on NASDAQ.”

About Hasbro

Hasbro, Inc. (NYSE:HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The Hub, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on

October 10, 2010. The online home of The Hub is www.hubworld.com. The Hub logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.

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